Exhibit 15

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of August 16, 2016, by and among (i) Madison Square Garden Investments, LLC, a Delaware limited liability company (the “Purchaser”), and (ii) each of the entities listed as a “Seller” on Exhibit A hereto (together, the “Sellers,” and each, a “Seller”).

RECITALS

A.          The Purchaser desires to purchase from the Sellers 3,208,139 shares of Class C Common Stock of Townsquare Media, Inc., a Delaware corporation (the “Company”), which shares will convert into 3,208,139 shares of Class A Common Stock of the Company upon transfer to the Purchaser pursuant to Article 5, Section 1 of the Company’s certificate of incorporation (as used in this Agreement, the term “Shares” refers to 3,208,139 shares of Class C Common Stock owned by the Sellers prior to the sale to the Purchaser and to the 3,208,139 shares of Class A Common Stock received by the Purchaser upon the sale to the Purchaser hereunder).

B.          The Sellers desire to sell, assign, transfer and convey to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the Sellers’ rights, titles and interests in and to the Shares in accordance with the terms and provisions of this Agreement.

C.          Prior to the execution of this Agreement, each of the Sellers and the Purchaser have received a duly executed Waiver under Registration Agreement from the Company, OCM POF IV AIF GAP Holdings, L.P. (“OCM POF Fund”) and OCM PF/FF Radio Holdings PT, L.P. (“OCM PF/FF Fund” and, together with OCM POF Fund, “OCM”), pursuant to which the Company and OCM have agreed to waive the requirement contained in that certain Second Amended and Restated Registration Agreement, dated July 29, 2014 (the “Registration Agreement”), among the Company, OCM and the Sellers, that the Purchaser execute and deliver to the Company a counterpart to the Registration Agreement agreeing to be bound by its terms.

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations, warranties and indemnities contained in this Agreement, the Purchaser and the Sellers agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE SHARES

Section 1.1            Purchase and Sale of the Shares. The Sellers will sell and transfer to the Purchaser, and the Purchaser will purchase from the Sellers, the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance or charge of any kind, whether arising by agreement, operation of law or otherwise (collectively, “Liens”) other than the transfer restrictions described in Section 2.8 of this Agreement. The purchase price for the Shares shall be $7.20 per share, an aggregate of $23,098,600.80 (the “Purchase Price”).

Section 1.2            Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of General Electric Company, 201 Merritt 7, Norwalk, CT 06851 at 10:00 A.M. New York time on the date hereof (the “Closing Date”).

Section 1.3            Closing Deliveries.

(a)          Purchaser Deliveries.

(i)          On or prior to the date hereof, the Purchaser delivered to the Company an ownership certification in the form contemplated by Article 5, Section 3 of the Company’s certificate of incorporation.

(ii)          On or prior to the date hereof, the Purchaser delivered to the Sellers a properly completed Internal Revenue Service Form W-9.

(iii)         At the Closing, the Purchaser shall deliver the Purchase Price by wire transfer of immediately available funds into an account designated by the Sellers (which shall be designated by the Sellers at least three (3) business days prior to the Closing Date).

(b)          Seller Deliveries.  At the Closing, each Seller shall deliver to the Purchaser the following duly executed documents:

(i)          written confirmation from American Stock Transfer & Trust Company, LLC of the issuance of 3,208,139 shares of Class A Common Stock to the Purchaser;

(ii)          a certificate of non-foreign status in a form attached as Exhibit B with respect to such Seller (or if the Seller is a disregarded entity for U.S. federal income tax purposes, the direct owner or the first indirect owner of such Seller that is not a disregarded entity for U.S. federal income tax purposes); and

(iii)         a properly completed Internal Revenue Service Form W-9.

Section 1.4           Effectiveness. The sale, transfer, conveyance, assignment and delivery of the Shares shall be effective concurrently with the receipt of the Purchase Price by the Seller.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to each of the Sellers, as of the date hereof, as follows:

Section 2.1            Organization, Good Standing, Authorization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Purchaser has full power and authority to execute, deliver and enter into this Agreement and to purchase the Shares to be sold, transferred and assigned to the Purchaser hereunder. The execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

Section 2.2            No Conflicts. No court or governmental injunction, order or decree affecting the Purchaser and prohibiting the execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby is in effect, and none of the terms of this Agreement, the execution and delivery of this Agreement by the Purchaser, or the consummation of the transactions contemplated hereby will result in a violation of any provision of the charter or organizational documents of the Purchaser, or conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute a material default under, any material lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Purchaser is a party.

Section 2.3            Consents, Approvals, etc. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, remains to be obtained or is otherwise required to be obtained by the Purchaser in connection with the authorization, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, the sale, transfer and assignment of the Shares.

Section 2.4            Accredited Investor. The Purchaser is an “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser is purchasing the Shares to be sold, transferred and assigned to it hereunder for its own account and for investment purposes and not with a view toward, or for sale in connection with, any distribution thereof in violation of the registration requirements of the Securities Act. The Purchaser does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third person or entity, with respect to the Shares.

Section 2.5            Ability to Bear Risks of Investment. The Purchaser confirms that it is able to (i) bear the economic risk of its investment in the Shares, (ii) hold the Shares for an indefinite period of time and (iii) bear a complete loss of the Purchaser’s investment.

Section 2.6            Investment Experience. By reason of the Purchaser’s business or financial experience, the Purchaser has the capacity to make an informed investment decision with respect to its acquisition of the Shares. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make such an informed investment decision with respect to its acquisition of the Shares.

Section 2.7            Company Information. The Purchaser understands that the Company is a publicly reporting company subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”) and its reports, including on form 10-K, 10-Q and 8-K, are available on the website of the Securities and Exchange Commission (the “Commission”). The Purchaser acknowledges that the Shares have been offered to it in direct communication between the Purchaser and the Sellers and not through any advertisement or general solicitation of any kind. The Purchaser acknowledges that the Sellers may be, and the Purchaser is proceeding on the assumption that the Sellers are, in possession of material, non-public information concerning the Company (the “Information”) which is not or may not be known to the Purchaser and that the Sellers have not disclosed to the Purchaser. The Purchaser is voluntarily assuming all risks associated with the purchase of the Shares and expressly warrants and represents (i) the Sellers have not made, and the Purchaser disclaims the existence of or its reliance on, any representation by the Sellers or its affiliates concerning the Company or the Shares (except as set forth in Article 3) and (ii) the Purchaser is not relying on any disclosure or non-disclosure made or not made, or the completeness thereof (except as set forth in Article 3), in connection with or arising out of the purchase of the Shares, and therefore has no claims against the Sellers with respect thereto. If any such claim may exist, the Purchaser, recognizing its disclaimer of reliance and the Sellers’ reliance on such disclaimer as a condition to entering into this transaction, covenants and agrees not to assert it against the Sellers or any of their officers, directors, shareholders, partners, representatives, agents or affiliates. The Sellers shall have no liability, and the Purchaser waives and releases any such claim that it might have against the Sellers or their officers, directors, shareholders, partners, representatives, agents and affiliates whether under applicable securities law or otherwise, based on the Sellers’ knowledge, possession or non-disclosure to the Purchaser of the Information.

Section 2.8            No Registration and Transfer Restrictions. The Purchaser is aware that the Shares have not been registered under the Securities Act or any state security or “blue sky” laws and that the Seller is making no representation as to the ability to transfer the Shares under applicable federal and state securities laws. The Purchaser is aware that the Shares will bear a legend to the effect that they may not be sold except pursuant to a registration or an exemption from registration under applicable federal and state securities laws.  The Purchaser is aware that the Company’s certificate of incorporation contains certain restrictions and limitations with respect to the ownership and the Purchaser’s right to transfer the Shares.

Section 2.9            Financial Advisors. No person or entity (a) has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement, or (b) is entitled to any fee or commission or like payment in respect thereof for which, in respect of both clauses (a) and (b), the Sellers may be liable.

Section 2.10          Limited Market. The Purchaser acknowledges that no market for the Shares currently exists, and a limited market for the shares of Class A common stock into which the Shares are convertible currently exists.  The Purchaser acknowledges that it may find it impossible to liquidate its investment at a time when it may be desirable to do so, or at any other time.

Section 2.11          Independent Appraisal. The Purchaser acknowledges that a limited market currently exists for the shares of Class A Common Stock that the Purchaser will receive in connection with the transactions contemplated hereby. The Purchaser has evaluated the merits and risks of purchasing the Shares on the terms set forth in this Agreement on its own and without reliance upon the Sellers (other than with respect to the Sellers’ representations, warranties and covenants set forth herein).

Section 2.12          Sole Representations and Warranties. The representations and warranties set forth in this Article 2 are the only representations and warranties made by the Purchaser in connection with the transactions contemplated hereby and supersede any and all previous written or oral statements by the Purchaser or any of its agents.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Each of the Sellers, severally, and not jointly or jointly and severally, hereby represents and warrants to the Purchaser, with respect to such Seller and the Shares being sold by such Seller only, and not with respect to any other the Seller or Shares, as of the date hereof, as follows:

Section 3.1           Organization, Good Standing, Authorization. The Seller is a corporation or limited liability company (as applicable) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Seller has full power and authority to execute, deliver and enter into this Agreement and to sell the Shares to be sold, transferred and assigned to the Purchaser by it hereunder. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy.

Section 3.2           Ownership of the Shares. The Seller owns, beneficially and of record, the Shares set forth opposite its name on Exhibit A hereto, as applicable, free and clear of any Liens, other than the transfer restrictions described in Section 2.8 of this Agreement. Such Seller has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such sale, transfer, assignment and delivery will convey to the Purchaser, and the Purchaser shall receive, good and marketable title to the Shares, free and clear of any and all Liens other than the transfer restrictions described in Section 2.8 of this Agreement. Other than the Shares and the agreements described in Section 2.8, neither the Seller, nor any of its affiliates, owns, directly or indirectly, any other rights of any kind with respect to any equity interest in the Company and any option with respect thereto or derivative in respect thereof.

Section 3.3           No Conflicts. No court or governmental injunction, order or decree affecting the Seller and prohibiting the execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby is in effect, and none of the terms of this Agreement, the execution and delivery of this Agreement by the Seller, or the consummation of the transactions contemplated hereby will result in a violation of any provision of the charter or organizational documents of the Seller, or conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a material default under, any material lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Seller is a party.

Section 3.4           Consents, Approvals, etc. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, remains to be obtained or is otherwise required to be obtained by the Seller in connection with the authorization, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, the sale, transfer and assignment of the Shares.

Section 3.5           Financial Advisors. No person or entity (a) has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller in connection with the transactions contemplated by this Agreement, or (b) is entitled to any fee or commission or like payment in respect thereof, for which, in respect of both clauses (a) and (b), the Purchaser may be liable.

Section 3.6           Litigation. As of the date hereof, there are no claims, actions, suits, audits, investigations or proceedings of any nature, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other governmental authority (“Legal Proceedings”) pending or, to the Seller’s knowledge, threatened against any of the Sellers that would reasonably be expected to affect the legality, validity or enforceability of this Agreement against any Seller or its ability to perform its obligations hereunder. As of the date hereof, there are no Legal Proceedings pending or, to the Seller’s knowledge, threatened relating to the Shares.

Section 3.7           Agreements. The only agreements to which the Sellers or their affiliates are parties relating to the Company or the Shares are set forth in Exhibit C.  None of these agreements will be obligations of the Purchaser or any holder of the Shares.

Section 3.8           Sole Representations and Warranties. The representations and warranties set forth in this Article 3 and in any certificates and other documents delivered or to be delivered by the Seller pursuant hereto are the only representations and warranties made or to be made by the Seller in connection with the transactions contemplated hereby and supersede any and all previous written or oral statements by the Seller or any of its agents.

ARTICLE 4

COVENANTS

Section 4.1           Further Assurances. Each of the Purchaser and the Sellers shall execute such further documents and do any and all such further things following the Closing as may be necessary to implement and carry out the intent of this Agreement.

Section 4.2           Certain Fees. Each party shall be responsible for any fees and expenses incurred by it in connection with the transactions contemplated by this Agreement.

Section 4.3           FCC Matters. The Purchaser acknowledges that, under Article 5, Section 11 of the Company’s certificate of incorporation, the Company has the right to take certain actions (including, without limitation, exchanging transferred shares for non-voting securities, warrants or other securities) to the extent necessary to avoid certain FCC regulatory limitations or violations.  The Purchaser has furnished the Company with any information reasonably requested by the Company as provided under Article 5, Section 10 of the Company’s certificate of incorporation.

Section 4.4           Public Announcements.  The Purchaser and the Sellers shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by law, court process or any listing agreement with or rules of any recognized national stock exchange.  The parties have agreed upon the form of press release announcing the sale of the Shares.

ARTICLE 5

INDEMNIFICATION

Section 5.1           Survival. The representations and warranties of the Sellers and the Purchaser contained in or made pursuant to this Agreement shall survive in full force and effect until the first anniversary of the time at which such representations and warranties were made, at which time they shall terminate and no claims shall be made for indemnification under Sections 5.2 or 5.3 thereafter; provided, however, that the representations and warranties made in Section 2.1 (Organization, Good Standing, Authorization), Section 2.2 (No Conflicts), Section 2.4 (Accredited Investor), Section 2.9 (Financial Advisors), Section 3.1 (Organization, Good Standing, Authorization), Section 3.2 (Ownership of the Shares), Section 3.3 (No Conflicts), Section 3.5 (Financial Advisors) and Section 3.7 (Agreements) shall survive in full force and effect until the fifth anniversary of the time at which such representations and warranties were made, at which time they shall terminate (and no claims shall be made for indemnification under Sections 5.2 or 5.3 thereafter).

Section 5.2           Indemnification by each Seller. From and after the Closing, and subject to the terms of this Agreement, each Seller, severally, and neither jointly nor jointly and severally, shall for itself only and not with respect to any other Seller, and only with respect to the Shares to be sold by such Seller hereunder, indemnify and hold harmless the Purchaser and its affiliates (collectively, the “Purchaser Indemnified Parties”) against, and reimburse any Purchaser Indemnified Party for, all losses, liabilities, demands, damages, obligations, settlement amounts, out-of-pocket costs and expenses (including, without limitation, the reasonable fees of outside counsel) that are actually imposed on or otherwise actually incurred or suffered by the specified person (collectively, “Losses”) that such Purchaser Indemnified Party may suffer or incur, or become subject to, as a result of (a) the failure of any representations or warranties made by such Seller in this Agreement to be true and correct as of the Closing and (b) any breach or failure by such Seller to perform any of its covenants or agreements contained in this Agreement.

Section 5.3           Indemnification by the Purchaser. From and after the Closing, and subject to the terms of this Agreement, the Purchaser shall indemnify and hold harmless the Sellers and their affiliates (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses that such Seller Indemnified Party may suffer or incur, or become subject to, as a result of (a) the failure of any representations or warranties made by the Purchaser in this Agreement to be true and correct as of the Closing and (b) any breach or failure by the Purchaser to perform any of its covenants or agreements contained in this Agreement.

Section 5.4          Limitation on Liability. Notwithstanding anything in this Agreement to the contrary, the aggregate indemnification obligations of any Seller under this Article 5 shall in no event exceed the portion of the Purchase Price received by such Seller pursuant to this Agreement.

ARTICLE 6

MISCELLANEOUS

Section 6.1           Notices. All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed (followed by delivery of an original by another delivery method provided for in this Section 6.1), or (c) one (1) business day after deposit with overnight courier service or, in each case to the addresses and attention parties indicated below (or such other address, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 6.1):

If to a Seller:

GE Capital Equity Holdings, LLC
201 Merritt 7
Norwalk, CT 06851
Attention:  Gail Pflederer, General Counsel
 E-mail: [omitted from SEC filing]

with a copy (which will not constitute notice) to:

General Electric Company
201 Merritt 7
Norwalk, CT 06851
Attention:  Roberto Zapata, Executive Counsel – M&A
 E-mail: [omitted from SEC filing]

If to the Purchaser:

Madison Square Garden Investments, LLC
c/o The Madison Square Garden Company
Two Pennsylvania Plaza
New York, NY 10121
Attention:  Lawrence J. Burian, Executive Vice President, General Counsel
 E-mail:  [omitted from SEC filing]

with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:  John P. Mead
 E-mail:  [omitted from SEC filing]

Section 6.2            Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and permitted assigns. No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party; provided, however, that any party may assign this Agreement and any or all rights and obligations under this Agreement to any of its affiliates upon prior written notice to the other parties hereto; provided further that no such assignment shall release any party from any liability under this Agreement. Any attempted assignment in violation of this Section 6.2 shall be void ab initio.

Section 6.3            Survival of Representations and Warranties. All representations and warranties of the parties to this Agreement shall survive the sale, transfer, conveyance, assignment and delivery of the Shares.

Section 6.4            Entire Agreement. This Agreement, together with the Exhibits hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. This Agreement may be amended only by mutual written agreement of the Sellers and the Purchaser, and a party may take any action herein prohibited or omit to take any action herein required to be performed by it, and any breach of any covenant, agreement, warranty or representation may be waived, only if such party has obtained the written consent or waiver of the other party.

Section 6.5            Governing Law. This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.

Section 6.6            Dispute Resolution; Consent to Jurisdiction. Any claim or action by any of the parties hereto that may be based upon, arise out of or relate or be incidental to this Agreement will exclusively be brought and resolved in the U.S. District Court for the Southern District of New York (where federal jurisdiction exists) or the Commercial Division of the Courts of the State of New York sitting in the County of New York (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each party hereto irrevocably and unconditionally:

(i)          submits for itself and its property to the exclusive jurisdiction of such courts with respect to any such actions or claims and for recognition and enforcement of any judgment in respect thereof, and agrees that all such actions or claims shall be heard and determined in such courts;

(ii)          agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any such actions or claims; and

(iii)         agrees that the mailing by certified or registered mail, return receipt requested, to the persons listed in Section 6.1 of any process required by any such court, will be effective service of process; provided, however, that nothing herein will be deemed to prevent a party hereto from making service of process by any means authorized by the laws of the State of New York.

Section 6.7           Waiver of Jury Trial. To the maximum extent permitted by law, each party hereto irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any action or claim hereunder and covenants that neither it nor any of its affiliates or representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury.  Each party certifies and acknowledges that (a) such party has considered the implications of this waiver, (b) such party makes this waiver voluntarily and such waiver constitutes a material inducement upon which such party is relying and will rely in entering into this Agreement. Each party may file an original counterpart or a copy of this Section 6.7 with any court as written evidence of the consent of each party to the waiver of its right to trial by jury.

Section 6.8           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties hereto shall be entitled to equitable relief, without proof of actual damages or the requirement to post a bond, including an injunction or an order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which the parties hereto are entitled at law or in equity as a remedy for any such breach or threatened breach.

Section 6.9           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

Section 6.10          Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 6.11          Construction. The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, the parties agree that this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 6.12          Interpretation. Where a reference in this Agreement is made to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated.  Reference herein to a particular person includes such person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable contract.  Reference to a particular contract (including this Agreement), document or instrument means such contract, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof.  Any reference to a particular law means such law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.  The terms “cash” and “$” mean United States Dollars.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, this Agreement.

Section 6.13          Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date and year first set forth above.

SELLERS: AN CAPITAL CORPORATION

By:	/s/ Karen A. Austin
	Name:	Karen A. Austin
	Title:	Authorized Signatory

GE BUSINESS FINANCIAL SERVICES INC.

By:	/s/ Karen A. Austin
	Name:	Karen A. Austin
	Title:	Authorized Signatory

GE CAPITAL EQUITY HOLDINGS, LLC

By:	/s/ Karen A. Austin
	Name:	Karen A. Austin
	Title:	Vice President

PURCHASER: MADISON SQUARE GARDEN INVESTMENTS, LLC

By:	/s/ Donna Coleman
	Name:	Donna Coleman
	Title:	Executive Vice President and CFO

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

 SELLERS

Seller	Number of Shares	Total Purchase Price
GE Capital Equity Holdings, LLC (formerly known as GE Capital Equity Holdings, Inc.)	2,946,283	$21,213,237.60
GE Business Financial Services Inc.	144,284	$1,038,844.80
AN Capital Corporation (formerly known as Antares Capital Corporation)	117,572	$846,518.40
TOTAL	3,208,139	$23,098,600.80

EXHIBIT B

FIRPTA CERTIFICATE

CERTIFICATION OF NON-FOREIGN STATUS

Reference is made to the Stock Purchase Agreement, dated August 16, 2016 (the “Purchase Agreement”), by and among Madison Square Garden Investments, LLC (the “Purchaser”), [______________] (the “Seller”), and the other parties named therein.

To inform the Purchaser that withholding of tax is not required upon any disposition of a U.S. real property interest by the Seller pursuant to the Purchase Agreement, the undersigned hereby certifies the following on [its own behalf / behalf of the Seller]:

1.	[It is the sole owner of the Seller, a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations, and therefore it is treated for U.S. tax purposes (including Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”)) as the transferor of any property owned by the Seller;]

2.	[It / The Seller] is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in [the Code / the Internal Revenue Code of 1986, as amended,] and the Income Tax Regulations);

3.	[It / The Seller] is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations;

4.	[Its / The Seller’s] U.S. employer identification number is [__________________]; and

5.	[Its / The Seller’s] office address is: [_________________].

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the Purchaser and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of [the undersigned / the Seller].

Dated:	August 16, 2016

[_______________________________]

By:
Name:
Title:

EXHIBIT C

 AGREEMENTS

1.	Second Amended and Restated Registration Agreement, dated July 29, 2014, by and among (i) Townsquare Media, Inc., (ii) OCM POF IV AIF GAP Holdings, L.P., (iii) OCM PF/FF Radio Holdings PT, L.P., (iv) GE Capital Equity Holdings, LLC (formerly known as GE Capital Equity Holdings, Inc.), (v) GE Business Financial Services, Inc., (vi) AN Capital Corporation (formerly known as Antares Capital Corporation), and (vii) the other parties signatory thereto.

2.	Letter Agreement, dated July 29, 2014, by and among Townsquare Media, Inc., GE Capital Equity Holdings, LLC (formerly known as GE Capital Equity Holdings, Inc.), GE Business Financial Services, Inc. and AN Capital Corporation (formerly known as Antares Capital Corporation).